                                                                     Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                           BLUE RIVER BANCSHARES, INC.

                                       AND

                     FIRSTATLANTIC FINANCIAL HOLDINGS, INC.

                               SEPTEMBER 18, 2006

                                TABLE OF CONTENTS

SECTION 1 THE TRANSACTIONS.................................................    1
   1.01. The Purchase and Assumption.......................................    1
   1.02. The Stock Purchase................................................    2

SECTION 2 REPRESENTATIONS AND WARRANTIES OF BLUE RIVER.....................    3
   2.01. Organization and Authority........................................    3
   2.02. Authorization.....................................................    4
   2.03. Litigation and Pending Proceedings................................    5
   2.04. Broker's, Finder's or Other Fees..................................    6
   2.05. Accuracy of Statements Made and Materials Provided to Holdings....    6

SECTION 3 REPRESENTATIONS AND WARRANTIES OF HOLDINGS.......................    6
   3.01. Organization and Authority........................................    7
   3.02. Authorization.....................................................    7
   3.03. Litigation and Pending Proceedings................................    8
   3.04. Financing.........................................................    9
   3.05. Broker's, Finder's or Other Fees..................................    9
   3.06. Accuracy of Statements Made and Materials Provided to Blue River..    9

SECTION 4 COVENANTS OF BLUE RIVER..........................................    9
   4.01. [Intentionally Omitted]...........................................    9
   4.02. Bank Regulatory Approvals and Actions.............................    9
   4.03. Press Releases....................................................   10
   4.04. Blue River Disclosure Schedule Update.............................   10
   4.05. [Intentionally Omitted]...........................................   10

   4.06. Adverse Actions...................................................   10

SECTION 5 COVENANTS OF HOLDINGS............................................   11
   5.01. Holdings Financing................................................   11
   5.02. Bank Regulatory Approvals and Actions.............................   11
   5.03. Press Releases....................................................   11
   5.04. [Intentionally Omitted]...........................................   11
   5.05. Adverse Actions...................................................   12

SECTION 6 CONDITIONS PRECEDENT TO THE TRANSACTIONS.........................   12
   6.01. Blue River........................................................   12
   6.02. Holdings..........................................................   13

SECTION 7 TERMINATION OF TRANSACTIONS......................................   14
   7.01. Manner of Termination.............................................   14
   7.02. Effect of Termination.............................................   15

SECTION 8 CLOSING..........................................................   16
   8.01. Closing Date and Place............................................   16
   8.02. Deliveries........................................................   16

SECTION 9 MISCELLANEOUS....................................................   17
   9.01. Non-survival of Representations, Warranties and Agreements........   17
   9.02. Binding Effect; Assignment........................................   17
   9.03. Waiver; Amendment.................................................   17
   9.04. Notices...........................................................   18
   9.05. Headings..........................................................   18
   9.06. Severability......................................................   18

   9.07. Counterparts......................................................   19
   9.08. Governing Law; Enforcement; Specific Performance; Jury Trial......   19
   9.09. Entire Agreement..................................................   19
   9.10. Expenses..........................................................   19
   9.11. Certain References................................................   19

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into, effective as of the 18th day of September, 2006, by and among Blue River Bancshares, Inc. ("Blue River") and FirstAtlantic Financial Holdings, Inc. ("Holdings").

                                   WITNESSETH:

     WHEREAS, Blue River is an Indiana corporation registered as a savings and loan holding company under the Home Owners Loan Act, as amended ("HOLA"), with its principal office located in Shelbyville, Shelby County, Indiana; and

     WHEREAS, Blue River is the sole owner of all of the outstanding capital stock of Shelby County Bank ("SCB") and Paramount Bank ("Paramount") (collectively, the "Blue River Subsidiaries"); and

     WHEREAS, Holdings is a Florida corporation, with its principal office located in Jacksonville, Florida; and

     WHEREAS, Blue River and Holdings seek a corporate reorganization whereby
(i) SCB will acquire certain assets, and certain liabilities, of Paramount and
(ii) Holdings will acquire all of the outstanding capital stock of Paramount from Blue River; and

     WHEREAS, the respective Boards of Directors of each of Blue River and Holdings have determined that it is in the best interests of their respective corporations to consummate the business combinations and other transactions contemplated by this Agreement and that such transactions are consistent with, and in furtherance of, their respective business strategies and goals, and have approved this Agreement and authorized its execution.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby make this Agreement as follows:

                                   SECTION 1

                                THE TRANSACTIONS

1.01. The Purchase and Assumption.

     (a) General Description. Blue River shall take all action necessary and appropriate, including entering into a purchase and assumption agreement (the "P&A Agreement") substantially in the form attached hereto as Exhibit A, to cause SCB to acquire certain assets, and certain liabilities, of Paramount and to provide indemnification of Paramount with respect to such liabilities (the "P&A Transaction").

     (b) Consideration. The consideration to be received by Paramount from SCB in the P&A Transaction shall be an amount agreeable to Paramount and SCB (the "P&A Consideration"). The P&A Consideration shall be paid as provided in the P&A Agreement.

     (c) Effective Time. Upon the terms and subject to the conditions specified in this Agreement, unless otherwise mutually agreed to by the parties hereto, Blue River shall cause the P&A Transaction to be effective as of the Effective Time.

1.02. The Stock Purchase.

     (a) General Description. Blue River and Holdings shall take all action necessary and appropriate, including entering into a stock purchase agreement (the "Stock Purchase Agreement") substantially in the form attached hereto as Exhibit B, to cause Holdings to acquire all of the capital stock of Paramount from Blue River (the "Stock Purchase Transaction").

     (b) Consideration. The consideration to be received by Blue River from Holdings in the Stock Purchase Transaction shall equal One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000.00) (the "Stock Consideration"). The Stock Consideration shall be paid as provided in the Stock Purchase Agreement.

     (c) Earnest Money Deposit. Upon the date of this Agreement, Holdings shall deposit with SCB an amount equal to Five Hundred Thousand Dollars ($500,000.00) (the "Earnest Money") to be held in a restricted deposit account and such amount shall only be disbursed pursuant to the terms of this Agreement. If this Agreement is terminated pursuant to Section 7 hereof, then the Earnest Money shall be forfeited by Holdings and paid by SCB to Blue River, as liquidated damages and in lieu of any liabilities otherwise due Blue River; provided, however, if Holdings terminates this Agreement pursuant to Section 7.01(a)(ii), 7.01(c)(i), 7.01(c)(ii) or because of Holdings failure to obtain regulatory approval to consummate the Transactions after compliance with Section 5.02(a) (excluding any failure due in whole or in part to Holdings not being able to obtain the Required Regulatory Capital), then Blue River shall refund to Holdings within forty-five (45) days of such termination an amount, in cash or other immediately available funds, equal to the Earnest Money; provided, however, if this Agreement is terminated because of Holdings failure to obtain regulatory approval to consummate the Transactions (excluding any failure due in whole or in part to Holdings not being able to obtain the Required Regulatory Capital), then Blue River shall only be obligated to refund to Holdings Four Hundred Thousand Dollars ($400,000.00) of the Earnest Money. The parties hereby acknowledge and agree that the Earnest Money shall compensate Blue River for (i) expenses incurred for attorneys, accountants, and consultants of Blue River with respect to the Transactions, (ii) Blue River's management time and expense in investigating, analyzing, developing and pursuing the Transactions, and (iii) expenses relating to Blue River's due diligence efforts. Holdings further acknowledges and agrees that the amount of the Earnest Money is fair, reasonable and not a penalty and that its obligations with respect to the Earnest Money shall survive any termination of this Agreement.

     (d) Effective Time. Upon the terms and subject to the conditions specified in this Agreement, unless otherwise mutually agreed to by the parties hereto, the Blue River and Holdings shall cause the Stock Purchase Transaction to be effective as of the Effective Time.

                                   SECTION 2

                  REPRESENTATIONS AND WARRANTIES OF BLUE RIVER

     For the purpose of this Agreement, and in relation to Blue River and the Blue River Subsidiaries, a "Material Adverse Effect on Blue River" means any effect that (i) is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Blue River and the Blue River Subsidiaries, as a consolidated whole, as they existed as of the date of this Agreement, or (ii) would materially impair the ability of Blue River or the Blue River Subsidiaries to perform their respective obligations under this Agreement or under any of the Transaction Agreements (defined herein as the Stock Purchase Agreement and the P&A Agreement) or otherwise materially threaten or materially impede the consummation of the Transactions and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect on Blue River shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Transactions, or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of Holdings, (e) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally, and (f) commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

     No representation or warranty of Blue River contained in this Section 2 shall be deemed untrue, incomplete or incorrect, and Blue River shall not be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Section 2, has had or is reasonably likely to have a Material Adverse Effect on Blue River (the "Blue River Disclosure Standard").

     Accordingly, Blue River hereby represents and warrants to Holdings, as of the date hereof and as of the Effective Time (subject to the Blue River Disclosure Standard), as follows:

2.01. Organization and Authority.

     (a) Blue River is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered savings and loan holding company under HOLA. Blue River has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Blue River has a class of stock registered pursuant to
Section 12, and is subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Except as set forth in the Blue River Disclosure Schedule, the Blue River Subsidiaries are Blue River's only direct subsidiaries, and except as disclosed in the Blue River Disclosure Schedule, Blue River owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

     (b) SCB is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. SCB is subject to primary regulatory supervision and examination by the OTS. SCB has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. SCB has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

     (c) Paramount is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. Paramount is subject to primary regulatory supervision and examination by the OTS. Paramount has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Paramount has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

     (d) All of the issued and outstanding shares of capital stock of SCB and Paramount are owned by Blue River free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto.

     (e) Except as set forth in the Blue River Disclosure Schedule neither Blue River nor the Blue River Subsidiaries has the right to designate a director, officer or other management official of (or to consent to changes in directors, officers or other management officials, or otherwise exercise any controlling influence over) any for-profit or non-profit corporation, partnership, limited liability company, joint venture, trust, foundation, or other entity or association, other than the Blue River Subsidiaries.

2.02. Authorization.

     (a) Blue River has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 6.01(d) and (e) hereof. Blue River is not aware of any reason why the approvals set forth in
Section 6.01(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in
Section 6.01(e). This Agreement, and its execution and delivery by Blue River, has been duly authorized and approved by the Board of Directors of Blue River and, assuming due execution and delivery by Holdings, constitutes a valid and binding obligation of Blue River, subject to the fulfillment of the conditions precedent set forth in Section 6.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Except as set forth in the Blue River Disclosure Schedule, neither the execution of this Agreement nor consummation of the Transactions: (i) conflicts with or violates the organizational documents of Blue River or any Blue River Subsidiary; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Transactions are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Blue River or any Blue River Subsidiary is a party or by which Blue River or any Blue River Subsidiary is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Holdings) or any other adverse interest, upon any right, property or asset of Blue River or any Blue River Subsidiary; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Blue River or any Blue River Subsidiary is bound or with respect to which Blue River or any Blue River Subsidiary is to perform any duties or obligations or receive any rights or benefits.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with a Governmental Authority is required by Blue River or any Blue River Subsidiary in connection with the execution and delivery of this Agreement and the Transaction Agreements by Blue River or any Blue River Subsidiary or the consummation by Blue River or any Blue River Subsidiary of the Transactions, except for such applications, filings, authorizations, orders and approvals as may be required under HOLA or the regulations of the OTS.

2.03. Litigation and Pending Proceedings.

     (a) Except as set forth in the Blue River Disclosure Schedule and lawsuits involving collection of delinquent accounts as to which no counterclaims are asserted against Blue River or any Blue River Subsidiary, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending (or, to the knowledge of Blue River, threatened) in any court or before any government agency or authority, arbitration panel or otherwise (nor does Blue River have any knowledge of a reasonable basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation) against, by or affecting Blue River or any Blue River Subsidiary, including but not limited to those which, if successful, would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Except as set forth in the Blue River Disclosure Schedule, neither Blue River nor any Blue River Subsidiary is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Blue River, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Blue River, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

2.04. Broker's, Finder's or Other Fees(a). Except for reasonable fees of Blue River's attorneys, accountants, employee benefits consultants and investment bankers, no agent, broker or other person acting on behalf of Blue River or any Blue River Subsidiary or under any authority of Blue River or any Blue River Subsidiary is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Transactions. No action has been taken by Blue River that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transactions.

2.05. Financial Statements and Reports. The consolidated financial statements of Blue River that have been included in Blue River's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006 (the "Blue River Financial Statements") present fairly the consolidated financial position, results of operations, and cash flows of Blue River as of and for the periods covered thereby in conformance with GAAP applied on a consistent basis. All filings by Blue River with the SEC complied or will comply in all respects as to form with the applicable requirements and were and will be true, accurate and complete in all respects as of the dates of the filings, and no such filings contained or will contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

2.06. Accuracy of Statements Made and Materials Provided to Holdings. No representation, warranty in this Section 2 or other statement made, or any information provided, by Blue River or any Blue River Subsidiary in this Agreement, the Transaction Agreements or the Blue River Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Blue River or any Blue River Subsidiary to Holdings through and including the Effective Time in connection with this Agreement, the Transaction Agreements or the Transactions, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made and in light of the total mix of information known to Holdings, not false or misleading.

                                   SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     For the purpose of this Agreement, and in relation to Holdings, a "Material Adverse Effect on Holdings" means any effect that (i) is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Holdings as they existed as of the date of this Agreement, or (ii) would materially impair the ability of Holdings to perform its obligations under this Agreement or under any of the Transaction Agreements or otherwise materially threaten or materially impede the consummation of the Transactions and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect on Holdings shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Transactions, or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of Blue River, (e) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally, and (f) commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

     No representation or warranty of Holdings contained in this Section 3 shall be deemed untrue, incomplete or incorrect, and Holdings shall not be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this
Section 3, has had or is reasonably likely to have a Material Adverse Effect on Holdings (the "Holdings Disclosure Standard").

     Accordingly, Holdings hereby represent and warrant to Blue River, as of the date hereof and as of the Effective Time (subject to the Holdings Disclosure Standard), as follows:

3.01. Organization and Authority.

     (a) Holdings is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Holdings has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Holdings does not have a class of stock registered pursuant to Section 12, and is not subject to the reporting requirements, of the 1934 Act. Holdings owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

     (b) Holdings does not have the right to designate a director, officer or other management official of (or to consent to changes in directors, officers or other management officials, or otherwise exercise any controlling influence over) any for-profit or non-profit corporation, partnership, limited liability company, joint venture, trust, foundation, or other entity or association.

3.02. Authorization.

     (a) Holdings has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 6.02(d) and (e) hereof. Holdings is not aware of any reason why the approvals set forth in
Section 6.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in
Section 6.02(e). This Agreement, and its execution and delivery by Holdings, has been duly authorized and approved by the Board of Directors of Holdings and, assuming due execution and delivery by Blue River, constitutes a valid and binding obligation of Holdings, subject to the fulfillment of the conditions precedent set forth in Section 6.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the
Transactions: (i) conflicts with or violates the organizational documents of Holdings; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Transactions are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Holdings is a party or by which Holdings is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Blue River) or any other adverse interest, upon any right, property or asset of Holdings; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Holdings is bound or with respect to which Holdings is to perform any duties or obligations or receive any rights or benefits.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with a Governmental Authority is required by Holdings in connection with the execution and delivery of this Agreement and the Transaction Agreements by Holdings or the consummation by Holdings of the Transactions, except for such applications, filings, authorizations, orders and approvals as may be required under HOLA or the regulations of the OTS.

3.03. Litigation and Pending Proceedings.

     (a) There are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending (or, to the knowledge of Holdings, threatened) in any court or before any government agency or authority, arbitration panel or otherwise (nor does Holdings have any knowledge of a reasonable basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation) against, by or affecting Holdings, including but not limited to those which, if successful, would prevent the performance of this Agreement or the Transaction Agreements, declare the same unlawful or cause the rescission hereof.

     (b) Holdings is not: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Holdings, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Holdings, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

3.04. Financing. Holdings has previously disclosed its plans to Blue River for the Holdings Financing (as defined in Section 5.01 hereof). Holdings has no reason, as of the date hereof, to believe that any conditions to the Holdings Financing within Holdings' control will not be satisfied or that the Holdings Financing will not be made available to Holdings on the Closing Date.

3.05. Broker's, Finder's or Other Fees(a). Except for reasonable fees of Holdings' attorneys, accountants, employee benefits consultants and investment bankers, no agent, broker or other person acting on behalf of Holdings or under any authority of Holdings is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Transactions. No action has been taken by Holdings that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

3.06. Accuracy of Statements Made and Materials Provided to Blue River(a). No representation, warranty in this Section 3 or other statement made, or any information provided, by Holdings in this Agreement or the Transaction Agreements, and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Holdings to Blue River through and including the Effective Time in connection with this Agreement, the Transaction Agreements or the Transactions, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made and in light of the total mix of information known to Blue River, not false or misleading.

                                   SECTION 4

                             COVENANTS OF BLUE RIVER

     Blue River covenants and agrees with Holdings as follows:

4.01. [Intentionally Omitted].

4.02. Bank Regulatory Approvals and Actions.

     (a) Blue River shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the P&A Transaction. Blue River shall file all such applications with respect to the P&A Transaction as soon as practicable after the execution of this Agreement. Blue River shall provide to Holdings and its legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to Holdings and its legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Blue River shall proceed expeditiously, cooperate fully and use its reasonable efforts to procure, upon terms and conditions reasonably acceptable to Blue River and Holdings, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Transactions on the terms and conditions provided in this Agreement and the Transaction Agreements at the earliest possible reasonable date.

     (b) Blue River will proceed expeditiously, cooperate fully and use their reasonable efforts to assist Holdings in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Stock Purchase Transaction on the terms and conditions provided in this Agreement and the Stock Purchase Agreement at the earliest possible reasonable date.

     (c) Any materials or information provided by Blue River and any Blue River Subsidiary for use by Holdings in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

4.03. Press Releases. Blue River shall use reasonable efforts (i) to develop a joint communications plan with Holdings, (ii) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with Holdings before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Transactions. In addition to the foregoing, Blue River shall not issue any press release or otherwise make any public statement or disclosure concerning Holdings, their respective business, financial condition or results of operations without the consent of Holdings, which consent shall not be unreasonably withheld or delayed.

4.04. Blue River Disclosure Schedule Update. Blue River shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Blue River Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Blue River Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Blue River contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Blue River Disclosure Schedule unless Holdings shall have first consented in writing with respect thereto.

4.05. [Intentionally Omitted].

4.06. Adverse Actions. Blue River shall not, and cause the Blue River Subsidiaries not to, knowingly take any or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement or any of the Transaction Agreements being or becoming untrue, subject to the Blue River Disclosure Standard, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Transactions set forth in Section 6 not being satisfied, (iii) a material violation of any provision of this Agreement or any Transaction Agreement or
(iv) a delay in the consummation of the Transactions except, in each case, as may be required by applicable law or regulation.

                                   SECTION 5

                              COVENANTS OF HOLDINGS

     Holdings covenants and agrees with Blue River as follows:

5.01. Holdings Financing. Holdings shall proceed expeditiously and in good faith to obtain the necessary financing related to the Stock Consideration and in order to achieve at Holdings and Paramount (following the Effective Time) regulatory capital levels and ratios on a pro forma basis as reasonably may be required by the OTS or the FDIC (the "Required Regulatory Capital") on terms and conditions reasonably acceptable to Holdings (the "Holdings Financing").

5.02. Bank Regulatory Approvals and Actions.

     (a) Holdings shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Stock Purchase. Holdings shall file all such applications with respect to the Stock Purchase as soon as practicable after the execution of this Agreement. Holdings shall provide to Blue River and its legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to Blue River and its legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Holdings shall proceed expeditiously, cooperate fully and use its reasonable efforts to procure, upon terms and conditions reasonably acceptable to Blue River and Holdings, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Stock Purchase Transaction at the earliest possible reasonable date.

     (b) Any materials or information provided by Holdings for use by Blue River or any Blue River Subsidiary in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03. Press Releases. Holdings shall use reasonable efforts (i) to develop a joint communications plan with Blue River, (ii) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan, and (iii) to consult with Blue River before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Transactions; provided, however, that nothing in this Section 5.03 shall prohibit Holdings from making any announcement required by applicable law. In addition to the foregoing, Holdings shall not issue any press release or otherwise make any public statement or disclosure concerning Blue River and its business, financial condition or results of operations without the consent of Blue River which consent shall not be unreasonably withheld or delayed.

5.04. [Intentionally Omitted].

5.05. Adverse Actions. Holdings shall not knowingly take any or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement or any of the Transaction Agreements being or becoming untrue, subject to the Holdings Disclosure Standard, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Transactions set forth in Section 6 not being satisfied, (iii) a material violation of any provision of this Agreement or any Transaction Agreement or (iv) a delay in the consummation of the Transactions except, in each case, as may be required by applicable law or regulation.

                                   SECTION 6

                    CONDITIONS PRECEDENT TO THE TRANSACTIONS

6.01. Blue River. The obligations of Blue River to consummate the Transactions are subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Blue
River:

     (a) Representations and Warranties at Closing Date. Each of the representations and warranties of Holdings contained in this Agreement and the Transaction Agreements shall, subject to the Holdings Disclosure Standard, be true and correct at and as of the Closing Date (unless such representation and warranty specifically speaks as of any other time, in which event such representation and warranty shall be true and correct as of such other time) as though such representations and warranties had been made or given on and as of the Closing Date and Blue River shall have received a certificate signed on behalf of Holdings by the Chief Executive Officer and the Chief Financial Officer of Holdings to such effect.

     (b) Covenants. Each of the covenants and agreements of Holdings shall have been fulfilled or complied with in all material respects from the date of this Agreement through the Closing Date, and Blue River shall have received a certificate signed on behalf of Holdings by the Chief Executive Officer and the Chief Financial Officer of Holdings to such effect.

     (c) Deliveries at Closing. Blue River shall have received from Holdings at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Blue River, set forth in Section 8.02(b) hereof.

     (d) Consents. Blue River or the Blue River Subsidiaries have received any third party consents necessary to effect the P&A Transaction.

     (e) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of Blue River reasonably determines in good faith would have a Material Adverse Effect on Blue River after the Effective Time on the present or prospective consolidated financial condition, business or operating results of Blue River.

     (f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either of the Transactions shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Transactions, by any Governmental Authority of competent jurisdiction, which makes the consummation of the Transactions illegal.

6.02. Holdings. The obligations of Holdings to consummate the Transactions are subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Holdings:

     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Blue River contained in this Agreement and the Transaction Agreements shall, subject to the Blue River Disclosure Standard, be true and correct at and as of the Closing Date (unless such representation and warranty specifically speaks as of any other time, in which event such representation and warranty shall be true and correct as of such other time) as though such representations and warranties had been made or given on and as of the Closing Date and Holdings shall have received a certificate signed on behalf of Blue River by the Chief Executive Officer and the Controller of Blue River to such effect.

     (b) Covenants. Each of the covenants and agreements of Blue River shall have been fulfilled or complied with in all material respects from the date of this Agreement through the Closing Date, and Holdings shall have received a certificate signed on behalf of Blue River by the Chief Executive Officer and the Controller of Blue River to such effect.

     (c) Deliveries at Closing. Holdings shall have received from Blue River at the Closing the items and documents, in form and content reasonably satisfactory to Holdings, listed in Section 8.02(a) hereof.

     (d) Holdings Financing. Holdings shall have received the proceeds of the Holdings Financing.

     (e) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

     (f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either of the Transactions shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Transactions, by any Governmental Authority of competent jurisdiction, which makes the consummation of either of the Transactions illegal.

                                   SECTION 7

                           TERMINATION OF TRANSACTIONS

7.01. Manner of Termination. This Agreement, the Transaction Agreements and the Transactions may be terminated at any time prior to the Effective Time by written notice delivered by (i) Blue River to Holdings or (ii) Holdings to Blue River, as follows:

     (a)  By Blue River or Holdings:

          (i) if the Transactions contemplated by this Agreement have not been consummated by June 30, 2007; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this
               Section 7.01(a)(i); or

          (ii) if the respective Boards of Directors of Blue River and Holdings mutually agree to terminate this Agreement.

     (b)  By Blue River, if:

          (i) at any time prior to the Effective Time, Blue River's Board of Directors so determines, in the event of either:

               (A) a breach by Holdings of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holdings), which breach cannot be or has not been cured within thirty
                    (30) days after the giving of written notice to Holdings of such breach; or

               (B) a breach by Holdings in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Holdings of such breach; or

          (ii) an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect on Holdings; or

          (iii) [Intentionally Omitted]; or

          (iv) on or after May 31, 2007, in the event that Holdings has failed to enter into financing commitments for the Holdings Financing which provide for the consummation of the Holdings Financing prior to or upon the Closing, after all conditions to Closing set forth in Section 6 hereof (excluding Section 6.02(d) hereof and any failure to satisfy 6.02(e) due in whole or in part to not having the Required Regulatory Capital) have been, or are capable of being, satisfied and fulfilled (subject to the appropriate waivers of Blue River).

     (c)  By Holdings, if:

          (i) at any time prior to the Effective Time, Holdings' Board of Directors so determines, in the event of either

               (A) a breach by Blue River of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Blue River), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Blue River of such breach; or

               (B) a breach by Blue River in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Blue River of such breach; or

          (ii) an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect on Blue River and would reasonably be likely to prevent the consummation of the Stock Purchase and P&A Transaction; or

          (iii) the Board of Directors of Holdings determines that Holdings is not able to consummate the Holdings Financing.

7.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of Blue River or Holdings and their respective subsidiaries, directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the payment of expenses set forth in Section 9.10 hereof; and (ii) the application of the Earnest Money as provided by Section 1.02(c) hereof; provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   SECTION 8

                                    CLOSING

8.01. Closing Date and Place. The closing of the Transactions (the "Closing") shall take place at the law offices of Krieg DeVault LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204 at 11:00 a.m., local time, on the date that the Effective Time occurs (the "Closing Date"), or on such other date and/or at such other place and time as the parties may agree. The parties shall use their best efforts to cause the Effective Time to occur, subject to satisfaction or waiver of all conditions to Closing, on the same date as the Closing Date.

8.02. Deliveries.

     (a)  At the Closing, Blue River shall deliver to Holdings the following:

          (i)  the officers' certificate contemplated by Section 6.02 hereof;

          (ii) copies of all approvals by government regulatory agencies addressed to or obtained by Blue River or any Blue River Subsidiary that are necessary to consummate the Transactions;

          (iii) copies of (A) the resolutions adopted by the Board of Directors of Blue River certified by the Secretary of Blue River, relative to the approval of this Agreement and the Stock Purchase Agreement, and (B) the resolutions of the Board of Directors and sole shareholder of SCB and Paramount, certified by their respective Secretaries relative to the approval of the P&A Agreement;

          (iv) an opinion of its counsel dated as of the Effective Time reasonably acceptable to Holdings and its legal counsel; and

          (v) such other documents as Holdings or their respective legal counsel may reasonably request.

     (b)  At the Closing, Holdings shall deliver to Blue River the following:

          (i)  the officers' certificate contemplated by Section 6.01 hereof;

          (ii) copies of all approvals by government regulatory agencies addressed to or obtained by Holdings necessary to consummate the Transactions;

          (iii) copies of the resolutions adopted by the Board of Directors of Holdings certified by the Secretary of Holdings, relative to the approval of this Agreement and the Stock Purchase Agreement;

          (iv) an opinion of its counsel dated as of the Effective Time reasonably acceptable to Blue River and its legal counsel; and

          (v) such other documents as Blue River and its legal counsel may reasonably request.

                                   SECTION 9

                                 MISCELLANEOUS

9.01. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or the Transaction Agreements, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and the representation and warranty of Blue River contained in Section 1.4 of the Stock Purchase Agreement with respect to the ownership of the capital stock of Paramount.

9.02. Binding Effect; Assignment. This Agreement and the Transaction Agreements and the recitals hereof and thereof shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement and the Transaction Agreements may not be assigned by any party hereto without the prior written consent of the other parties hereto and thereto. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and thereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

9.03. Waiver; Amendment.

     (a) The parties to this Agreement and the Transaction Agreements may by an instrument in writing extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements set forth in this Agreement and the Transaction Agreements. Any of the parties hereto or thereto by an instrument in writing (i) may waive any inaccuracies in the representations or warranties of the any other party hereto contained in this Agreement or the any of the Transaction Agreements; (ii) waive the performance by the any other party hereto or their respective subsidiaries of any of the covenants or agreements to be performed by it or them under this Agreement or any of the Transaction Agreements; or (iii) waive the satisfaction or fulfillment of any condition, the satisfaction or fulfillment of which is a condition to the obligation of the party so waiving to consummate the Transactions. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement or any of the Transaction Agreements shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

     (b) This Agreement and the Transaction Agreements may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

9.04. Notices. All notices and other communications hereunder or the Transaction Agreements shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by overnight courier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Blue River:                           with a copy to (which shall not
                                            constitute notice):

Blue River Bancshares, Inc.                 Krieg DeVault LLP
29 East Washington Street                   One Indiana Square, Suite 2800
Shelbyville, Indiana  46176                 Indianapolis, Indiana 46204-2017
ATTN: Russell Breeden, III                  ATTN:  Michael J. Messaglia, Esq.
Telephone: (317) 681-1233                   Telephone: (317) 238-6249
Fax: (317) 681-1333                         Fax: (317) 636-1507

If to Holdings:                             with a copy to (which shall not
                                            constitute notice):

FirstAtlantic Financial Holdings, Inc.      Troutman Sanders, LLP
c/o T. Stephen Johnson & Associates, Inc.   600 Peachtree Street, Suite 5200
3650 Mansell Road, Suite 495                Atlanta, Georgia 30308
Alpharetta, Georgia 30022                   ATTN: David W. Ghegan
ATTN: T. Stephen Johnson                    Telephone: (404) 885-3139
Telephone: (770) 998-6491                   Fax: (404) 962-6599
Fax: (770) 998-6850

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed; and the next business day after timely delivery to a recognized overnight courier service, if delivered by overnight courier.

9.05. Headings. The headings in this Agreement and the Transaction Agreements have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement and the Transaction Agreements.

9.06. Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Transactions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or the Transaction Agreements. If any provision of this Agreement or the Transaction Agreements is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.07. Counterparts. This Agreement and the Transaction Agreements may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

9.08. Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement and the Transaction Agreements shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or the Transaction Agreements shall be filed, tried and litigated only in the Circuit or Superior Court of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Transaction Agreements were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or the Transaction Agreements and to enforce specifically the terms and provisions of this Agreement or the Transaction Agreements in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

9.09. Entire Agreement. This Agreement and the Transaction Agreements and, when executed and delivered, supersede, terminate and render of no further force or effect all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Transactions or matters contemplated herein and constitutes the entire agreement between the parties hereto, except for the Confidentiality Agreement, which shall continue in full force and effect following the date hereof. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and the Transaction Agreements and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Transaction Agreements or any amendments or exhibits hereto or thereto.

9.10. Expenses. The parties shall pay their own expenses incidental to the Transactions.

9.11. Certain References.

     (a) Whenever in this Agreement and the Transaction Agreements a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement and the Transaction Agreements to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when SCB is open for the transaction of business.

     (b) References contained herein to the knowledge of Blue River or Holdings shall refer to the actual knowledge of the directors and executive officers of Blue River or Holdings, and their respective subsidiaries, as the case may be.

     IN WITNESS WHEREOF, Blue River, Holdings have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                                        BLUE RIVER BANCSHARES, INC.


                                        By: /s/ Russell Breeden, III
                                            ------------------------------------
                                            Russell Breeden, III, Chairman and
                                            Chief Executive Officer

ATTEST:


By: /s/ Randy J. Collier
    ---------------------------------
    Randy J. Collier, Secretary


                                        FIRSTATLANTIC FINANCIAL HOLDINGS, INC.


                                        By: /s/ T. Stephen Johnson
                                            ------------------------------------
                                            T. Stephen Johnson, Chairman

ATTEST:


By: /s/ Mary Johnson
    ---------------------------------
    Mary Johnson, Secretary

                              SCHEDULE OF EXHIBITS

Exhibit A - Form of P&A Agreement

Exhibit B - Form of Stock Purchase Agreement

                                    EXHIBIT A

                        PURCHASE AND ASSUMPTION AGREEMENT

     THIS PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement"), dated as of the _____ day of __________, 2006, is made and entered into by and between PARAMOUNT BANK, a federal savings association having its principal office in Lexington, Kentucky (the "Seller"), and SHELBY COUNTY BANK, a federal savings association having its principal office in Shelbyville, Indiana (the "Purchaser").

                                   WITNESSETH:

     WHEREAS, the Seller owns and operates one (1) banking office located in Lexington, Kentucky;

     WHEREAS, the parent company of each of the Seller and the Purchaser, together with FirstAtlantic Financial Holdings, Inc. are parties to that certain Agreement and Plan of Reorganization, dated as of September ___, 2006 (the "Reorganization Agreement"), which contemplates the transactions provided for in this Agreement; and

     WHEREAS, the Seller desires to sell the Assets (as defined in Section 1.3 hereof) and assign the Assumed Liabilities (as defined in Section 1.5 hereof), and the Purchaser desires to purchase the Assets and assume the Assumed Liabilities, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

             PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; PAYMENT

     1.1 IDENTIFICATION OF OFFICE. The Seller presently owns and operates an office located at 2424 Harrodsburg Road, Suite 100, Lexington, Kentucky 40503 (the "Office"). The Office is the only Office of the Seller.

     1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall occur at such time and on such date as determined in the Reorganization Agreement (the "Closing Date"), and shall be effective as of the Effective Time (as defined in the Reorganization Agreement). The Closing shall be held at the offices of Krieg DeVault LLP in Indianapolis, Indiana or at such other location as may be mutually agreed to by the parties.

     1.3 PURCHASE OF ASSETS. The Seller hereby agrees, subject to Section 1.4 hereof and the other terms and conditions of this Agreement, to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agrees to purchase, accept and receive from the Seller, on the Closing Date, the following assets, properties and rights free and clear of all security interests, liens, mortgages and encumbrances, except for the security interests, liens, mortgages and encumbrances that are in favor of the Seller with respect to the Loans or that arise under applicable law (collectively, the "Assets"):

          (a) all loans at their respective outstanding principal amounts plus all accrued but unpaid interest and fees thereon and related unamortized origination costs or fees attributed to the Office as of the close of business on the day immediately preceding the Closing Date, together with all security interests, liens, mortgages, guaranties and collateral related thereto, but excluding all loan loss reserves related thereto, such loans to be listed on Exhibit 1.3(a) hereto delivered to the Purchaser at the Closing (collectively, the "Loans");

          (b) all customer files relating to the Loans and the Deposit Liabilities (as defined in Section 1.5), all promissory notes, loan agreements, security agreements, mortgages, guaranties and other loan documents relating to the Loans, all signature cards, account agreements and other deposit account documents relating to the Deposit Liabilities and all contracts and rental agreements relating to the Seller's safe deposit box business at the Office;

          (c) all overdrafts associated with all deposit liabilities assumed by the Purchaser under Section 1.5 hereof;

          (d) all right, title and interest in and to the leases of real property related to the Office (the "Lease"), a copy of which is set forth on Exhibit 1.3(d) hereto (the "Leased Real Property");

          (e) all right, title and interest in and to all personal property, furniture, fixtures, equipment and ATM machines located at the Office and owned or leased by the Seller, as listed on Exhibit 1.3(e) hereto (collectively, the "Fixed Assets"), together with any manufacturer's warranties thereon which are in effect on the Closing Date and which are assignable to the Purchaser;

          (f) all petty, teller, ATM and vault cash maintained at the Office as of the close of business on the Closing Date, the exact amounts of which will be certified by the Seller as of the Closing Date;

          (g) all rights to the extent assignable in, to and under any vendor single interest insurance or other insurance on collateral transferred to the Purchaser with the Loans;

          (h) subject to Section 1.7 hereof, all safe deposit contracts and rental agreements for the safe deposit boxes located at the Office;

          (i) the local telephone and fax numbers associated specifically with the Office;

          (j) all trade marks, service marks, trade names, corporate names (including, without limitation, the names "Paramount" and "Paramount Bank"), copyrights, medallion program stamps, signs, logos, URLs, domain names (and associated e-mail addresses), Internet web sites, proprietary information, stationery, forms, labels, shipping materials, brochures, advertising and marketing materials and other similar property or rights owned by, relating to or referencing the Seller or any of its affiliates;

          (k) all routing numbers of the Seller used in connection with the Deposit Liabilities or the Office;

          (l) all computer, networking and data processing equipment, hardware and software located at the Office, including, without limitations, servers, workstations, personal computers, CRTs, printers, routers, modems, network hubs, data storage media, operating systems, local area networks, custom software and off-the-shelf software;

          (m) all leased telephone systems located at the Office, as identified on Exhibit 1.3(m) hereto;

          (n)  all precious metals maintained in the vault of the Office; and

          (o) all other assets, properties, claims and rights of the Seller or any of its affiliates.

     1.4 EXCLUDED ASSETS. All assets, properties and rights of the Seller not expressly included in the Assets are excluded from the transactions contemplated by this Agreement, including, without limitation, the following (collectively, the "Excluded Assets"):

          (a) cash in the amount of Three Million and No/100 Dollars ($3,000,000.00), plus an amount equal to the accrued interest on the Three Million and No/100 Dollars ($3,000,000.00) deposit liability referenced in Section 1.6 of this Agreement;

          (b) all minute books, stock records, and corporate seal of the Seller;

          (c)  all records of the Seller, except as expressly provided in
               Section 1.3(b) of this Agreement;

          (d)  all rights, title and interest relating to this Agreement; and

          (e)  such other assets as may be agreed to by the parties.

     1.5 ASSUMPTION OF LIABILITIES. The Purchaser hereby agrees, subject to
Section 1.6 hereof and the other terms and conditions of this Agreement, that on and after the Closing Date it shall assume and fully and timely perform, discharge and pay, in accordance with their respective terms, all of the liabilities and obligations of the Seller for all periods prior to the Effective Time, including, but not limited to, the deposit accounts of the Sellers of the Closing (including, without limitation, all checking, savings, certificate of deposit, individual retirement, Keogh, money market, time deposit, repurchase agreements and sweep accounts) together with all accrued interest relating to such deposit accounts (collectively, the "Deposit Liabilities").

     The liabilities and obligations described in this Section 1.5 that the Purchaser hereby agrees to assume and fully and timely perform, discharge and pay are referred to collectively in this Agreement as the "Assumed Liabilities". On and after the Closing Date, the Seller shall have no duties, responsibilities, liabilities or obligations under or with respect to the Assumed Liabilities.

     1.6 EXCLUDED LIABILITIES. The following liabilities and obligations of the Seller are excluded from the transactions contemplated in this Agreement (the "Excluded Liabilities"): deposit accounts identified on Exhibit 1.6 in the aggregate amount of Three Million and No/100 Dollars ($3,000,000.00), plus accrued interest.

     1.7 SAFE DEPOSIT BUSINESS.

          (a) On and after the Closing Date, the Purchaser shall assume and fully and timely perform and discharge all of the Seller's obligations with respect to the Seller's safe deposit box business at the Office in accordance with the terms and conditions of the contracts or rental agreements related to such safe deposit boxes.

          (b) On and after the Closing Date, the Seller shall transfer the records related to such safe deposit box business to the Purchaser, and the Purchaser shall maintain and safeguard all such records and be responsible for granting proper access to and protecting the contents of the safe deposit boxes at the Office.

     1.8 BILLS OF SALE; DEEDS; ASSIGNMENTS; DOCUMENTATION OF ASSUMPTION. On the Closing Date, the Seller shall deliver to the Purchaser such bills of sale, deeds, assignments and instruments of transfer, reasonably satisfactory in form and substance to the Seller and the Purchaser, pursuant to which the Seller will transfer all of its right, title and interest in and to the Assets to the Purchaser. On the Closing Date, the Purchaser shall deliver to the Seller such undertakings and agreements, satisfactory in form and substance to the Seller and the Purchaser, pursuant to which the Purchaser shall assume and agree to fully and timely perform, discharge and pay, in accordance with their respective terms, all of the Assumed Liabilities.

     1.9 ASSUMPTION SUBJECT TO CERTAIN TERMS. The liabilities and obligations being assumed by the Purchaser pursuant to this Agreement shall be assumed subject to the terms and conditions of the lease, deposit, loan, security, mortgage and other written agreements relating thereto and all applicable laws, statutes, rules, regulations and other legal requirements.

     1.10 PAYMENT. In consideration of the assumption by the Purchaser of the Assumed Liabilities, the Seller shall transfer the Assets to the Purchaser and shall pay the Purchaser by wire transfer of immediately available funds on the Closing Date as shall be agreeable to the parties.

     1.11 ALLOCATION OF PURCHASE PRICE. The purchase price for the assets being purchased and the liabilities being assumed by the Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by the Purchaser and the Seller within thirty (30) days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended. The Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060.

     1.12 TRANSFER TAXES. The Purchaser shall pay all transfer and conveyance taxes in connection with the transfer of the Assets to the Purchaser.

                                   ARTICLE II

                   CERTAIN AGREEMENTS OF PURCHASER AND SELLER

     2.1 REGULATORY APPROVALS.

          (a) The Purchaser, at its sole obligation and expense, shall, as soon as practicable following the date of this Agreement, prepare all applications, as required by applicable law, and file such applications with the appropriate federal and state regulatory authorities for approval to purchase the Assets and assume the Assumed Liabilities, to establish an office at the location of the Office and to effect in all other respects the transactions contemplated hereby (the "Governmental Approvals").

          (b) The Seller shall, as soon as practicable following the date of this Agreement, prepare and file with the appropriate federal and state regulatory authorities notice of its intent to cease operation of the Office and to consummate the transactions contemplated hereby and thereafter shall use its reasonable efforts to obtain any required permission or approval of such regulatory authorities to cease operating the Office.

     2.2 CONVERSION OF ACCOUNTS; TRANSFER AND DELIVERY OF ASSETS AND DEPOSIT LIABILITIES.

          (a) Prior to the Closing Date, the Purchaser shall assure that its data processing systems are capable of receiving the Assets and the Deposit Liabilities on the Closing Date.

          (b)  On the Closing Date, the Seller shall:

               (i) deliver to the Purchaser such of the Assets as shall be capable of physical delivery;

               (ii) execute, acknowledge and deliver to the Purchaser all such endorsements, assignments, bills of sale, deeds and other instruments of conveyance, assignment and transfer as, in the reasonable judgment of the Purchaser, shall be necessary and appropriate to consummate the sale and transfer of the Assets to the Purchaser and to vest in the Purchaser the legal and equitable title to the Assets, free and clear of all liens and encumbrances, except as otherwise permitted in this Agreement;

               (iii) assign, transfer and deliver to the Purchaser such of the following records pertaining to the Deposit Liabilities as exist and are available in whatever form or medium is maintained by the Seller:

                    (A) all orders, agreements and contracts between the Seller and depositors attributed to the Office and records of similar character, including signature cards; and

                    (B) all records of account maintained for each depositor attributed to the Office;

               (iv) produce a bank statement for each of the Loans transferred and Deposit Liabilities assumed and mail, at its expense, a statement dated as of the day immediately prior to the Closing Date to the customer with respect to each of the Deposit Liabilities; and

               (v) assign, transfer and deliver to the Purchaser the promissory notes, security agreements, mortgages and related agreements and loan files relating to or evidencing all Loans to the extent the same exist and in whatever form or medium is maintained by the Seller.

     2.3 RETENTION OF AND ACCESS TO FILES AND RECORDS FOLLOWING THE CLOSING
DATE.

          (a) The Purchaser agrees that it shall maintain, preserve and safely keep, for as long as may be required by applicable law and in accordance with customary business practices, all of the files, books of account and records relating to the Office (including, without limitation, the Assets and the Assumed Liabilities) for the joint benefit of itself and the Seller, and that it shall permit the Seller and its employees and representatives, at any reasonable time and at the Seller's expense, to inspect, make extracts from or copies of any such files, books of account and records as the Seller shall deem reasonably necessary.

          (b) In the event that some of the Seller's records concerning the Deposit Liabilities cannot reasonably be segregated from the Seller's records regarding accounts not transferred pursuant to this Agreement, the Seller shall not deliver such records to the Purchaser but shall maintain, preserve and safely keep such records for as long as may be required by applicable law. The Seller shall permit the Purchaser or Purchaser's employees and representatives, at reasonable times and at the Purchaser's expense, to inspect, make extracts from or copies of such records which relate to any such records.

     2.4 SAFEKEEPING. The Seller agrees to transfer and deliver to the Purchaser on the Closing Date all safe deposit box contents, including without limitation, securities, papers, valuables and other items (collectively, "Safekeeping Items"), held by the Seller in safekeeping for its customers at any of the Office, together with all records relating thereto (in whatever form or medium is maintained by the Seller). The Purchaser agrees to assume, honor and discharge, from and after the Closing Date, the duties and obligations of the Seller with respect to such safe deposit boxes and the Safekeeping Items and shall be entitled to any right or benefit arising from such safekeeping business from and after the Closing Date. The Purchaser agrees to execute as of the Closing Date a receipt for such Safekeeping Items.

     2.5 EMPLOYEES. The active employees of the Seller who are assigned to the Office as of the Closing Date (the "Employees") shall, as of the Closing Date, be terminated by the Seller and become employees-at-will of the Purchaser. The Purchaser shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and all required filings with state tax authorities with respect to wages and benefits paid to each such employee for all periods ending prior to the Closing Date.

     2.6 PAYMENT OF ITEMS AFTER THE CLOSING DATE. Following the Closing Date:

          (a) The Purchaser agrees to pay in accordance with applicable law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over the counter or through the check clearing system of the banking industry by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors with respect to whom the Purchaser has assumed the Deposit Liabilities.

          (b) If any of such depositors, instead of accepting the obligation of the Purchaser to pay the Deposit Liabilities, shall demand payment from the Seller for all or any part of any such Deposit Liabilities, the Seller shall not be liable or responsible for making such payment.

     2.7 LOAN PAYMENTS AND INFORMATION RECEIVED AFTER THE CLOSING DATE.

          (a)  Following the Closing Date, the Seller agrees:

               (i) to forward promptly to the Purchaser all payments (properly endorsed without recourse) which are received by the Seller on or after the Closing Date that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to the Seller; and

               (ii) to forward promptly to the Purchaser all notices or other correspondence received on or after the Closing Date that relate to the Deposit Liabilities, the Loans or any of the other Assets.

          (b) The Purchaser shall be liable for all returned checks representing payments received by the Seller on or prior to the Closing Date on any Loan. The Seller shall promptly deliver each such returned check received by it to the Purchaser, and the Purchaser shall promptly pay to the Seller the face amount thereof.

     2.8 NOTICES TO CUSTOMERS. The Purchaser, at Purchaser's cost and expense, shall deliver within fifteen (15) days prior to the Closing Date, or earlier if required by law, by first class mail, postage prepaid, (a) to each customer whose deposit account is included in the Deposit Liabilities, written notice approved by the Seller indicating that such customer's deposit account has been assumed by the Purchaser and, in addition, furnish each such customer with instructions to utilize the Purchaser's form of checks and to destroy all unused checks on the form of the Seller, and (b) to each customer whose loan is included in the Loans, written notice approved by the Seller indicating that such customer's loan has been sold and transferred to the Purchaser and directing that all payments with respect to such loan is required to be paid, on and after the date of receipt of such notice, to an address specified by the Purchaser.

     2.9 RIGHT TO INTERVENE. In the event that any claim, demand, suit or other proceeding is instituted or threatened against the Purchaser relating to this Agreement, the Assets or the Assumed Liabilities, the Seller shall have the right, at its discretion and expense, to intervene in such matter, and the Purchaser hereby agrees to give prompt and prior notice thereof to the Seller and consents to such intervention.

     2.10 ASSUMPTION OF RISKS.

          (a) On and after the Closing Date, the Seller shall discontinue all casualty, liability and other insurance coverage maintained with respect to the Office and the Assets. The Purchaser shall be solely responsible for all losses and liability claims whatsoever relating to the Office, the Assets and the Assumed Liabilities arising on and after the Closing Date.

          (b) On and after the Closing Date, the Seller shall discontinue providing any security for persons and property at the Office. The Purchaser shall be solely responsible and liable for all liabilities and claims arising out of injury or damage to persons, property or assets on or at the Office on and after the Closing Date.

          (c) On and after the Closing Date, the Purchaser shall maintain adequate insurance with respect to the losses described in (a) and (b) above and otherwise with respect to the operation of the Office.

     2.11 INFORMATION REPORTING.

          (a) With respect to the Loans purchased and the Deposit Liabilities assumed by the Purchaser pursuant to this Agreement, (i) the Purchaser agrees to report to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest and other amounts paid or earned by the Seller and the applicable customer during the entire year in which the Closing Date occurs, and (ii) the Seller agrees to provide the Purchaser with information about the Deposit Liabilities and the Loans through the close of business on the day immediately preceding the Closing Date necessary for the Purchaser to comply with the requirements of this Section 2.11; and the Seller shall have no responsibility or obligation to provide such information to any customer or the Internal Revenue Service or any state or local taxing authority.

          (b) The Purchaser shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority) all interest paid or earned on the Deposit Liabilities and the Loans on or after the Closing Date.

     2.12 COOPERATION AND FURTHER ASSURANCES. Each party agrees that on and before the Closing Date (a) it shall cooperate with the other in accomplishing the terms and conditions of this Agreement, and (b) at any time and from time to time after the Closing Date, it shall execute and deliver to the other party such further instruments, agreements and documents as the other party may reasonably request to give effect to the transactions contemplated by this Agreement.

     2.13 CONDITION OF ASSETS. The Purchaser has inspected the Fixed Assets and the Leased Real Property, observed their physical characteristics and existing conditions and has been afforded the opportunity to conduct such inspection, investigation and study on and of the Fixed Assets and the Leased Real Property as it deems necessary for the purpose of acquiring the Fixed Assets and the Leased Real Property for the Purchaser's intended use. On and after the Closing Date, the Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of the Fixed Assets and the Leased Real Property. The Purchaser further acknowledges and agrees that the Fixed Assets and the Leased Real Property are to be transferred, assigned, sold and conveyed to, and purchased and accepted by, the Purchaser in their present condition "AS IS, WHERE IS" and without any representations or warranties other than as expressly stated in this Agreement.

     2.14 CUSTOMERS.

          (a) Immediately following the Closing, the Purchaser shall take all actions necessary to effectuate its succession to and purchase and assumption of the Assets and the Assumed Liabilities; provided, however, that the Purchaser understands and agrees that the Seller does not make in this Agreement, and has not otherwise made, any representation, warranty, covenant, agreement or assurance that any of the customers attributed to the Office will become or continue to be customers of the Purchaser, the same being at the sole discretion of such customers.

          (b) The Purchaser understands and agrees that the Seller does not make in this Agreement, and has not otherwise made, any representation, warranty, covenant, agreement or assurance with respect to or relating in any manner to the credit risk or creditworthiness of any obligor or guarantor under, or the collectability of, any of the Loans or the value of any collateral, chattel or asset securing any of the Loans.

     2.15 FUTURE FILINGS AND RECORDINGS. Following the Closing, the Purchaser shall, at its sole cost and expense, promptly make all filings and recordings with and otherwise take all other actions with respect to all governmental agencies or authorities and recorder's offices required by law or as the Purchaser may deem necessary or advisable to reflect its purchase of the Assets and assumption of the Assumed Liabilities and to reflect the Purchaser as the holder of all promissory notes and the secured party with respect to all liens, security interests, mortgages, certificates of title and other loan documents relating to the Loans.

     2.16 CERTAIN WITHHOLDING. On or before the Closing Date, the Seller shall deliver to the Purchaser a list of all customers who have received "B" or "C" notices issued by the Internal Revenue Service (the "IRS") relating to the Deposit Liabilities. On and after the Closing Date, the Seller shall promptly deliver to the Purchaser (a) any and all similar notices regarding the Deposit Liabilities received from the IRS, and (b) all notices received from the IRS releasing any governmental agency restrictions on such Deposit Liabilities. Any amounts required by any governmental agency to be withheld from any Deposit Liabilities (the "Withholding Obligations") and any related penalties imposed by any governmental agency will be handled as follows:

          (a) Any Withholding Obligation required to be remitted to the appropriate governmental agency on or prior to the Closing Date shall be withheld and remitted by the Seller, and any other Withholding Obligation withheld by the Seller prior to the Closing Date also shall be remitted by the Seller to the appropriate governmental agency on or prior to the time due;

          (b) Any Withholding Obligation required to be remitted to the appropriate governmental agency after the Closing Date and not withheld as set forth in Section 2.16(a) above shall be withheld and remitted by the Purchaser on or prior to the time such Withholding Obligation is due. Within five (5) days of receipt of any such notice by the Seller, the Seller shall notify the Purchaser, and the Purchaser shall comply with the applicable notification requirements;

          (c) Any penalties described on "B" notices from the IRS or any similar penalties which relate to the Deposit Liabilities shall be paid by the Seller promptly upon receipt of the notice, providing such penalty assessment resulted from the Seller's acts, policies or omissions prior to the Closing Date and any efforts to reduce such penalties shall be the responsibility of the Seller; and

          (d) Any penalties assessed due to information missing from information filings regarding the Deposit Liabilities which were due prior to the Closing Date, including without limitation 1099 forms, shall be paid by the Seller promptly upon receipt of the notice providing such penalty assessments resulting from the Seller's acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of the Seller.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to cause the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser, as follows:

          (a) The Seller is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. The Seller is subject to primary regulatory supervision and examination by the OTS. The Seller has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

          (b) The Seller has the requisite corporate power and authority to authorize to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent provident by Article V hereof.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to cause Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller, as follows:

          (a) The Purchaser is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. The Purchaser is subject to primary regulatory supervision and examination by the OTS. The Purchaser has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

          (b) The Purchaser has the requisite corporate power and authority to authorize to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent provident by Article V hereof.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

     The obligation of the parties to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the conditions set forth in Section 6 of the Reorganization Agreement (other than conditions relating solely to the delivery of documents dated as of the Closing Date, and conditions that may be waived pursuant to applicable law and have been waived by the party entitled to the benefit thereof).

                                   ARTICLE VI

                                   TERMINATION

     This Agreement and the transactions contemplated hereby shall be terminated in the event the Reorganization Agreement is terminated pursuant to Section 7 thereof.

                                   ARTICLE VII

                                 INDEMNIFICATION

     7.1 INDEMNIFICATION BY THE PURCHASER. Following the Effective Time, the Purchaser agrees to reimburse, indemnify, defend, and hold harmless the Seller from, and against each and every Loss incurred by the Seller relating to any Assumed Liability incurred in connection with or in any way arising out of or related to the business of the Seller or any of the operations or activities of the Seller for all periods prior to the Effective Time.

     7.2 NOTICE AND OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS. Promptly after (a) receipt by the Seller of notice of the assertion of any claim against such party by a Person (as defined below) not a party to this Agreement or (b) the discovery by the Seller of any Loss giving rise to indemnification hereunder, in each case with respect to which the Seller expects to make a request for indemnification hereunder, the Seller shall give Purchaser written notice describing such Loss in reasonable detail and an estimate of the amount thereof (an "Indemnification Notice"). If the Seller fails to give the Indemnification Notice in a timely manner and the Purchaser is materially prejudiced in its defense by such failure, the Purchaser's liability in respect of such Loss shall be reduced to the extent of such prejudice. For purposes of this Agreement, the term "Person" shall mean any natural person, organization, firm, business, proprietorship, joint venture, corporation, limited liability company, partnership, association, trade group, trust, or other entity and any governmental agency or authority.

     Except as otherwise provided in this Article VII, the Purchaser shall have the right, at its option, to defend, at its own expense and through counsel of its own choosing, any such claim involving the asserted Loss of the Seller as to which the Purchaser shall have acknowledged its obligation to indemnify the party seeking indemnification hereunder. If counsel is not selected by the Purchaser within thirty (30) days of any Indemnification Notice, then the Seller may select counsel to defend any such claim and, in such event, the Purchaser shall be responsible for and pay all attorney fees, costs, and expenses of such counsel and all Losses arising from or relating to such claim, and the Purchaser shall no longer be entitled to select counsel with respect to such claim.

     If the Purchaser shall undertake to defend a claim asserted by a Person not a party to this Agreement, it shall give a notice (a "Defense Election Notice") to the Seller of its intention to do so within twenty (20) business days of the Indemnification Notice to which it relates.

     Whether or not the Purchaser does choose so to defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. So long as the Purchaser is defending in good faith any such claim, the Seller shall not compromise or settle such claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller shall have the right at its own expense to participate in the defense of such asserted Loss.

     Notwithstanding anything herein to the contrary, if the Purchaser does not give a Defense Election Notice within twenty (20) business days of the Indemnification Notice, the Seller shall be free, in its sole discretion, to defend, compromise, or settle the claim for which indemnification is sought, and the Purchaser shall pay all Losses incurred by the Seller arising from or relating to such Losses.

     7.3 NON-THIRD PARTY CLAIMS, COSTS, AND EXPENSES. If any Indemnification Notice delivered pursuant to Section 7.2 hereof does not relate to a Loss or the commencement of any action or proceeding by a third-party, the Purchaser shall promptly pay to the Seller the full amount of the Loss set forth in such notice, unless the Loss is disputed by the Purchaser. In any case where the Purchaser is obligated to pay costs or other expenses, the Purchaser shall promptly pay to the Seller, upon the request of the Seller, the amount of such costs or expenses.

     7.4 DURATION. All indemnification claims against the Purchaser under this
Article VII must be made by the close of business on the date which is six (6) years following the Closing Date.

     Once a claim for indemnification hereunder has been timely made, the indemnification obligations of the Purchaser shall remain in full force and effect and binding upon each of them, notwithstanding that the periods of time specified in this Section 7.4 have expired.

     7.5 INDEMNIFICATION LIMITATIONS. Notwithstanding any other provisions of this Agreement to the contrary, in no event shall the Seller be, under or in respect of this Agreement, entitled to recover any indirect, punitive, special, exemplary or consequential damages (other than indirect, punitive, special, exemplary or consequential damages which are paid to third parties), damages for lost profits, damages for diminution in value of the Seller or damages computed on a multiple of earnings or similar basis.

     7.6 DEFINITIONS. As used in this Agreement, "Loss" and "Losses" mean any and all actual losses, claims, demands, damages, awards, liabilities, obligations, judgments, settlements, orders, fines, penalties, taxes, interest, forfeitures, costs, and expenses (including, without limitation, reasonable attorney fees). For purposes of this Article VII, the term "Seller" shall include the officers, directors, agents and affiliates of the Seller.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     The parties acknowledge and agree that the miscellaneous provisions set forth in Section 9 of the Reorganization Agreement shall be applicable to this Agreement.

                                      * * *

     IN WITNESS WHEREOF, the parties hereto have made, entered into, executed and delivered this Agreement as of the day and year first above written.

                                        SHELBY COUNTY BANK


                                        By:
                                            ------------------------------------
                                            Randy J. Collier, President and
                                            Chief Executive Officer


ATTEST:


By:
    ---------------------------------
    D. Warren Robison, Secretary


                                        PARAMOUNT BANK


                                        By:
                                            ------------------------------------
                                            Olin W. Bryant, President and
                                            Chief Executive Officer


ATTEST:


By:                                  , Secretary
    ---------------------------------

                                    EXHIBIT B

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") made as of this ____ day of __________, 2006, by and between BLUE RIVER BANCSHARES, INC. ("Blue River") and FIRSTATLANTIC FINANCIAL HOLDINGS, INC. ("Holdings");

                                   WITNESSETH:

     WHEREAS, Holdings is a Florida corporation, with its principal office located in Jacksonville, Florida;

     WHEREAS, Blue River is an Indiana corporation with its principal office located in Shelbyville, Shelby County, Indiana;

     WHEREAS, Blue River is the sole owner of all of the outstanding capital stock (the "Shares") of Paramount Bank ("Paramount");

     WHEREAS, Blue River and Holdings are parties to that certain Agreement and Plan of Reorganization, dated as of September ___, 2006 (the "Reorganization Agreement"), which contemplates the transaction provided for in this Agreement;

     WHEREAS, pursuant to the terms of this Agreement, Blue River desires to sell and Holdings desires to acquire from Blue River all of the Shares (as defined in Section 1.1 hereof) for the Purchase Price (as set forth in Section 1.3); and

     WHEREAS, the Boards of Directors of the parties hereto have determined that it is in the best interests of their respective corporations and the shareholders or stockholders, as the case may be, thereof to consummate the transactions provided for herein and have approved this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                   ARTICLE I

                         THE STOCK PURCHASE TRANSACTION

     1.1 CAPITALIZATION.

     (a) The authorized capital stock of Paramount consists of 10,000 shares of common stock, $1.00 par value, of which, as of the date hereof, 5,000 shares were issued and outstanding, all of which shares are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former shareholder of Paramount (such issued and outstanding shares are referred to herein as the "Shares"). All of the Shares are owned by Blue River free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Except as previously described in this Section 1.1, Paramount has no capital stock authorized, issued or outstanding, and has no intention or obligation to authorize or issue any other capital stock or any additional shares of its common stock.

     (b) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any Shares, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Paramount, by which Paramount is or may become bound. Paramount does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the Shares.

     1.2 SALE OF STOCK. At the Closing (as hereinafter defined), Blue River shall sell, transfer, convey, assign and deliver to Holdings and Holdings shall purchase, acquire and accept from Blue River the Shares upon the terms and subject to the conditions set forth herein (hereinafter referred to as the "Stock Purchase Transaction").

     1.3 PURCHASE PRICE.

     (a) In consideration of the sale and the transfer of the Shares by Blue River to Holdings, at the Closing, Holdings shall pay to Blue River a total sum equal to One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000.00) (the "Stock Purchase Consideration"), payable by wire transfer of immediately available funds to Blue River. The Earnest Money (as defined in the Reorganization Agreement) received by Shelby County Bank shall be credited against the Stock Purchase Consideration.

     (b) The entire Purchase Price shall be allocated to the Shares.

     (c) Holdings shall pay the Purchase Price by wire transfer of immediately available funds to Blue River only upon Blue River's delivery to Holdings of stock certificates representing the Shares, which certificates shall be duly endorsed in blank or be accompanied by duly executed stock powers.

     (d) No commission shall be charged to any party or collected by any party with respect to the transactions contemplated by this Agreement.

     1.4 REPRESENTATIONS OF THE PARTIES. Blue River hereby represents and warrants to Holdings, which representations and warranties shall not survive the Effective Time, that the representations and warranties of Blue River with respect to Blue River in the Reorganization Agreement are true and correct on the date hereof. Blue River further represents and warrants to Holdings, which representation and warranty shall survive the Effective Time, that, immediately prior to the receipt of the Purchase Price from Holdings, Blue River will have good and marketable title to the Shares, the absolute right to sell, assign and transfer the same to Holdings free and clear of all liens, pledges, claims or encumbrances, and to vest full and absolute title to the Shares in Holdings. Holdings hereby represents and warrants to Blue River, which representations and warranties shall not survive the Effective Time, that its representations and warranties in the Reorganization Agreement are true and correct on the date hereof.

     1.5 NECESSARY ACTS. Each of the parties hereto represents and warrants that they will take or have taken prior to consummation of the purchase of the Shares any and all reasonable action, including the execution of any required documents, required to carry out the provisions of this Agreement.

     1.6 THE CLOSING. Upon the terms and subject to the conditions specified in this Agreement, unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Stock Purchase Transaction to become effective at the Effective Time (as defined in the Reorganization Agreement). The closing of the Stock Purchase Transaction (the "Closing") shall take place at the law offices of Krieg DeVault LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204 at 11:00 a.m., local time, on the date that the Effective Time occurs (the "Closing Date"), or on such other date and/or at such other place and time as the parties may agree.

     1.7 PAYMENT OF PURCHASE PRICE AND DELIVERY OF SHARES. Upon payment by Holdings of the Purchase Price, Blue River shall deliver the Shares to Holdings properly endorsed in blank or accompanied by duly executed stock powers so as to make Holdings the sole owner thereof.

     1.8 CONDITIONS PRECEDENT TO CLOSING. The consummation of the purchase and sale of the Shares is conditioned upon the satisfaction, on or before the Closing Date, of the conditions set forth in Section 6 of the Reorganization Agreement (other than the conditions relating solely to the delivery of documents dated as of the Closing Date, and conditions that may be waived pursuant to applicable law and have been waived by the party entitled to the benefit thereof) and the distribution by Paramount to Blue River of any capital (i.e., any amounts in excess of liabilities) of Paramount prior to consummation of the Stock Purchase Transaction.

     1.9 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby shall be terminated in the event the Reorganization Agreement is terminated pursuant to Section 7 thereof.

                                   ARTICLE II

                                  MISCELLANEOUS

     2.1 GENERAL. The parties acknowledge and agree that the miscellaneous provisions set forth in Section 9 of the Reorganization Agreement shall be applicable to this Agreement.

     2.2 PASSAGE OF TITLE. Legal title, equitable title and risk of loss with respect to the Shares shall not pass to Holdings until the Shares are transferred at the Closing, which transfer, once it has occurred, shall be considered effective for tax, accounting and other computational purposes as of the Effective Time.

     IN WITNESS WHEREOF, Holdings and Blue River have executed this Agreement as of the ____ day of _________, 2006.

                                        FIRSTATLANTIC FINANCIAL HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                            T. Stephen Johnson, Chairman


                                        BLUE RIVER BANCSHARES, INC.


                                        By:
                                            ------------------------------------
                                            Russell Breeden, III, Chairman,
                                            Chief Executive Officer and
                                            President